Exhibit 99.1

McEwen Mining Q1 2014 Production Results

TORONTO, ONTARIO - (April 10, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce production results for Q1 2014. The Company’s total production for Q1 was 32,146 gold eq. oz(1)(2) comprised of 20,062 gold oz and 725,025 silver oz. This represents an approximate increase of 14% compared to Q1, 2013. Full-year guidance remains unchanged for the year at 135,000-140,000 gold eq. oz.  Production costs will be reported in May 2014 with Q1 financials.

Company Wide Operating Results

	Q1 2014	Q4 2013	Q1 2013	Full-Year 2013
San José - 49%*
Gold produced (oz)	10,767	12,999	10,328	48,425
Silver produced (oz)	720,830	853,225	661,915	3,114,832
Gold equivalent produced (oz)(3)	22,781	27,219	21,360	100,339
El Gallo 1
Gold produced (oz)	9,295	7,687	6,673	30,733
Silver produced (oz)	4,195	3,786	5,640	20,635
Gold equivalent produced (oz)(3)	9,365	7,750	6,767	31,077
Total Production
Gold produced (oz)	20,062	20,686	17,001	79,158
Silver produced (oz)	725,025	857,011	667,555	3,135,467
Gold equivalent produced (oz)(3)	32,146	34,969	28,127	131,416

*McEwen Mining holds a 49% attributable interest in the San José mine.

(1)         Gold eq oz = Gold equivalent ounces

(2)         The Company calculates gold equivalent ounces at a ratio of 60:1

(3)         For purpose of comparison all gold equivalent ounces in this release have been calculated using a ratio of 60:1.

San José Mine, Argentina (49%)

McEwen Mining’s attributable production from the San José mine during Q1 2014 was 22,781 gold eq. oz (10,767 gold oz and 720,830 silver oz). McEwen Mining’s share of production from San José in 2014 is forecasted at 97,500 gold eq. oz (44,000 gold oz and 3,200,000 silver oz).

San José Mine Operating Results

San José — 100%*	Q1 2014	Q4 2013	Q1 2013	Full-Year 2013
Ore production (tonnes)	134,589	156,150	108,379	536,937
Average grade gold (gpt)	5.77	6.03	6.87	6.42
Average head silver (gpt)	391	399	459	425
Average gold recovery (%)	88.1	87.6	88.1	89.2
Average silver recovery (%)	86.9	87.0	84.4	86.7
Gold produced (oz)	21,974	26,529	21,078	98,827
Silver produced (oz)	1,471,081	1,741,275	1,350,847	6,356,801

Gold equivalent produced (oz)(3)	46,492	55,550	43,592	204,774

McEwen Mining — 49% Share
Gold produced (oz)	10,767	12,999	10,328	48,425
Silver produced (oz)	720,830	853,225	661,915	3,114,833
Gold equivalent(1) produced (oz)(3)	22,781	27,219	21,360	100,339

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine, Mexico (100%)

In Q1 2014 the El Gallo 1 mine produced 9,365 gold eq. oz (9,295 gold oz and 4,195 silver oz) establishing a new quarterly production record, 38% higher than Q1 2013 and ahead of budget. In 2014, El Gallo 1 is forecasted to produce 37,500 gold equivalent ounces (37,000 gold oz and 25,000 silver oz).

El Gallo 1 is currently being expanded from 3,000 to 4,500 tonnes per day. The expansion is nearing completion and commissioning is scheduled to start later this month. The increased capacity, combined with higher grades as mining moves deeper in the pit, is expected to increase production to 75,000 gold equivalent ounces by 2015.

El Gallo 1 Mine Operating Results

	Q1 2014	Q4 2013	Q1 2013	Full-Year 2013
Ore production (tonnes)	359,402	323,863	295,173	1,255,314
Average grade gold (gpt)	1.16	1.17	1.10	1.22
Gold produced (oz)	9,295	7,687	6,673	30,733
Silver produced (oz)	4,195	3,786	5,640	20,635
Gold equivalent produced (oz)(3)	9,365	7,750	6,767	31,077

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a high growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 297,159,359 shares issued and outstanding at April 10, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A. (“MSC”), the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust PE, Chief Operating Officer and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Caution Concerning Forward-Looking Statements

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social, technical and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com